EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-237788) and Form F-3 (No. 333-248554) (collectively, the “Registration Statements”) of Glory Star New Media Group Holdings Limited (the “Company”) of our report dated March 29, 2021 (except for Notes 1 and 15, as to which the date is May 28, 2021), which contains an explanatory paragraph regarding the restatement of the 2020 consolidated financial statements to correct a misstatement, as discussed in Note 1 and the retrospective restatement of the Company’s Private Placement Warrants as described in Note 15, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020. We were dismissed as auditors on August 9, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statements for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York
March 8, 2022